Exhibit 10.3

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED SEPTEMBER 30, 2007 IN FAVOR OF SOVEREIGN BANK, WHICH SUBORDINATION AGREEMENT IS INCORPORATED HEREIN BY REFERENCE.  NOTWITHSTANDING ANY CONTRARY STATEMENT CONTAINED IN THE WITHIN INSTRUMENT, NO PAYMENT ON ACCOUNT OF THE PRINCIPAL OR INTEREST HEREOF SHALL BECOME DUE OR BE PAID AND NO ACTIONS SHALL BE TAKEN HEREUNDER EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH SUBORDINATION AGREEMENT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE DELIVERY TO MAKER OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$3,500,000	September 30, 2007

FOR VALUE RECEIVED, InfoLogix Systems Corporation, a Delaware corporation (“Maker”), hereby promises to pay to the order of Healthcare Informatics Associates, Inc. (“Holder”), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($3,500,000), together with interest on the outstanding principal balance of this Note from time to time outstanding from the date hereof until this Note is paid in full.  Such principal and interest shall be payable on the terms and conditions set forth in this Note.  This Note is being issued pursuant to an Asset Purchase Agreement dated as of September 30, 2007 among Maker, Holder, and certain other parties (the “Asset Purchase Agreement”).

1.             Interest Rate.

(a)           The principal sum outstanding from time to time under this Note shall bear interest at the rate of 9% per annum, compounding annually, from the date hereof until the principal balance of this Note is paid in full.  All interest under this Note shall be paid as provided in Section 2 below.

(b)           Both before and after any Event of Default, interest shall be calculated on the basis of a 360-day year (consisting of 12 months, each month consisting of 30 days) and the actual number of days elapsed in any calendar year or part thereof.

2.             Principal and Interest Payments; Maturity Date.

(a)           Subject to Sections 7, 8 and 9 below, interest shall accrue in arrears and shall be paid in full in cash on the Maturity Date (as defined below).

(b)           The entire outstanding balance of this Note shall be paid in full on September 30, 2010 (the “Maturity Date”).

(c)           If any payment of principal or interest becomes due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.  For purposes of this Note, the term “Business Day” shall mean any day other than a Saturday, Sunday, or holiday on which banks in the City of New York are or may elect to be closed.

(d)           Amounts repaid or prepaid under this Note may not be reborrowed.

(e)           Payments of principal and interest  (including, without limitation, any payment made pursuant to Section 10 below) shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to the bank account of Holder set forth on Exhibit A to this Note, or to such other bank account as Holder may from time to time designate in writing to Maker.

3.             Prepayments.  Maker may prepay the principal of this Note in whole or in part without penalty or premium; provided, however, that any such prepayment shall be accompanied by the payment of all accrued and unpaid interest under this Note and all other sums that are due and payable under this Note or otherwise in connection with this Note on the date of prepayment.

4.             Subordination.  Maker, Holder and Sovereign Bank have entered into a Subordination Agreement dated as of September 30, 2007 (as amended, supplemented, or otherwise modified from time to time, the “Subordination Agreement”).  This Note is subordinated to the prior payment in full of the Senior Debt (as defined in the Subordination Agreement) pursuant to, and to the extent provided in, the Subordination Agreement.

5.             Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           the nonpayment of any principal, interest, or other amount due under this Note on the date such payment is due, including, without limitation, any Redemption Amount (as defined below) pursuant to Section 10;

(b)           the filing by or against Maker of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship, or similar proceeding (and, in the case of any such proceeding instituted against Maker, such proceeding is not dismissed or stayed within 90 days of the commencement thereof);

(c)           the appointment of (or taking possession by) a receiver, liquidator, assignee, trustee, custodian, or other similar official for Maker or any assignment by Maker for the benefit of creditors, or any levy, garnishment, attachment, or similar proceeding is instituted against any material property of Maker;

(d)           the insolvency of Maker or Maker admits in writing its inability to pay its debts as they become due;

(e)           Maker defaults in the due performance of any debt senior to this Note (“Senior Debt”) and such default shall have caused the acceleration of payment of all amounts due under such Senior Debt; or

(f)            Maker defaults in the due performance or observance of any material covenant to be performed pursuant to this Note and such default is not cured by Maker within 10 days after receiving notice of such default from Holder.

6.             Default Rate.  Upon the occurrence and during the continuation of any Event of Default, at Holder’s option, this Note shall bear interest at a rate per annum which shall be two and one-half percentage points (2.5%) in excess of the interest rate otherwise in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply until the Event of Default has been cured, or in the event the principal of this Note has been accelerated, until this Note is paid in full, including the period following entry of any judgment on or relating to this Note.  Interest on any such judgment shall accrue and be payable at the Default Rate after judgment, any execution thereon, and until actual receipt by Holder of payment in full of such judgment.  Interest at the Default Rate shall be collectible as part of any judgment under this Note.  The Default Rate shall change with each change in the interest rate otherwise payable under this Note.

7.             Remedies.

(a)           Subject to the Subordination Agreement, upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing under this Note, shall, at Holder’s option, become immediately due and payable, without presentation, demand, or further action of any kind, and Holder may exercise any and all rights and remedies available to Holder under this Note or otherwise available to Holder at law or in equity.  The failure of Holder to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default shall not constitute a waiver of such default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured.

(b)           Maker shall be responsible for all reasonable fees and expenses incurred by Holder and its counsel in the collection or attempted collection, by foreclosure or otherwise, of the principal amount of this Note, the interest thereon or any other payment due hereunder (“Collection Costs”).

(c)           All payments made under this Note shall be applied first to repayment of any outstanding unpaid Collection Costs, then to repayment of any accrued but unpaid interest, and then to repayment of the outstanding principal amount.

8.             Voluntary Conversion.

(a)           Subject to Section 9 hereof, at any time and from time to time after the initial issuance of this Note, Holder shall be entitled to convert all or a portion of the outstanding and unpaid principal of this Note into fully paid and nonassessable shares of Infologix, Inc.

(“Parent”) common stock, par value $0.00001 per share (the “Common Stock”) in accordance with this Section 8 (a “Voluntary Conversion”); provided that, notwithstanding the foregoing, Holder shall not be entitled to effect a Voluntary Conversion unless the total principal to be converted equals or exceeds $1,000,000.

(b)           The number of shares of Common Stock issuable upon any Voluntary Conversion shall be determined by dividing (i) the principal amount to be converted by (ii) the Voluntary Conversion Price.  For the purposes of this Note, “Voluntary Conversion Price” means $5.50 (as adjusted for stock splits, stock dividends, combinations and other similar events in accordance with Section 13).

(c)           To effect a Voluntary Conversion on any date (a “Voluntary Conversion Date”), Holder shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City time, on such date, a copy of an executed notice of conversion (the “Voluntary Conversion Notice”) to the Company setting forth the principal amount of this Note to be converted and (ii) surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to Holder and Parent’s transfer agent (the “Transfer Agent”).  On or before the third Business Day following the date of receipt of a Voluntary Conversion Notice, Parent shall (1) (X) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and so long as the certificates therefor are not required to bear a restrictive legend evidencing the lack of registration under the Act of the Common Stock represented thereby, credit such aggregate number of shares of Common Stock to which Holder shall be entitled to Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Voluntary Conversion Notice, certificates, registered in the name of Holder or its designee, for the number of shares of Common Stock to which Holder shall be entitled, which certificates shall not bear any restrictive legend unless such certificates are required to bear such a legend evidencing the Common Stock’s lack of registration under the Act.  Delivery of physical certificates shall be deemed to have been made if delivered personally or when delivered to a nationally recognized overnight carrier.  If the outstanding principal of this Note is greater than the amount of principal to be converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to Holder a new Note representing the outstanding principal not converted.  The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(d)           Upon any Voluntary Conversion pursuant to this Section 8, all interest then accrued or payable on such principal amount through and including the Voluntary Conversion Date shall be paid, at the option of Parent in its sole discretion, either (i) in cash, or (ii) in a number of shares of Common Stock as determined by dividing (A) the aggregate amount of such accrued and unpaid interest by (B) the Voluntary Conversion Price.

(e)           Parent shall not issue any fraction of a share of Common Stock upon any Voluntary Conversion.  If the Voluntary Conversion would result in the issuance of a fraction of a share of Common Stock, Parent shall round such fraction of a share of Common Stock down to the nearest whole share and any fractional share shall be payable in cash based upon the ten day average closing bid price of the Common Stock at such time.

9.             Mandatory Conversion.

(a)           If, at any time on or after the date of the initial issuance of this Note, the closing bid price of the Common Stock on the principal market or exchange on which it is listed or quoted, as reported by Bloomberg Financial Markets, for at least 45 consecutive trading days equals or exceeds $8.00 per share (as adjusted for stock splits, stock dividends, combinations and other similar events in accordance with Section 13), then, at the option of Maker exercised by the delivery of written notice to Holder (a “Mandatory Conversion Notice”), Maker may require Holder to convert all or any portion of the outstanding and unpaid principal of this Note into Common Stock (a “Mandatory Conversion”) pursuant to the applicable conversion procedures in Section 8(c).  The Mandatory Conversion Notice shall specify a date (the “Mandatory Conversion Date”) for the Mandatory Conversion.

(b)           The number of shares of Common Stock issuable upon any Mandatory Conversion shall be determined by dividing (i) the principal amount to be converted by (ii) the Mandatory Conversion Price.  For the purposes of this Note, “Mandatory Conversion Price” means $5.50 (as adjusted for stock splits, stock dividends, combinations and other similar events).

(c)           Upon any Mandatory Conversion pursuant to this Section 9, all interest then accrued or payable on the principal amount to be converted through and including the Mandatory Conversion Date shall be paid, at the option of Parent in its sole discretion, either (i) in cash, or (ii) in a number of shares of Common Stock as determined by dividing (A) the aggregate amount of such accrued and unpaid interest by (B) the Mandatory Conversion Price.

(d)           Parent shall not issue any fraction of a share of Common Stock upon any Mandatory Conversion.  If the Mandatory Conversion would result in the issuance of a fraction of a share of Common Stock, Parent shall round such fraction of a share of Common Stock down to the nearest whole share and any fractional share shall be payable in cash based upon the ten day average closing bid price of the Common Stock at such time.

10.           Redemption.

(a)           Subject to the terms of this Section 10, if Parent engages in an offering of its equity securities, the primary purpose of which is to raise capital (an “Offering”), Holder may require Maker to redeem a portion of the outstanding and unpaid principal of this Note (the “Redemption Amount”) equal to:

(i)            up to $1,000,000 if the net cash proceeds of the Offering to Parent (after deduction of underwriting discounts, commissions and expenses of sale) are at least $12,000,000;

(ii)           up to $2,000,000 if the net cash proceeds of the Offering to Parent (after deduction of underwriting discounts, commissions and expenses of sale) are at least $15,000,000; and

(iii)          up to $2,500,000 if the net cash proceeds of the Offering to Parent after deduction of underwriting discounts, commissions and expenses of sale are at least $20,000,000.

(b)           Upon the consummation of an Offering, but not prior to the public announcement of such Offering, the Company shall deliver written notice thereof to Holder (an “Offering Notice”).  If Holder wishes to redeem the Redemption Amount pursuant to this Section 10, Holder shall deliver a written notice (the “Redemption Notice”) to Maker during the period beginning upon Holder’s receipt of the Offering Notice and ending 60 days after the consummation of the Offering described in the Offering Notice, which Redemption Notice shall indicate the Redemption Amount Holder is electing to redeem and shall be accompanied by this Note.  Notwithstanding the foregoing, if Maker delivers an Offering Notice to Holder not less than 30 days before the consummation of the Offering, Maker may require in such Offering Notice that Holder deliver its Redemption Notice prior to the consummation of the Offering in order to effect a redemption pursuant to this Section 10.

(c)           The portion of this Note subject to redemption pursuant to this Section 10 shall be redeemed by the Company in cash at a price equal to the sum of the Redemption Amount being redeemed plus accrued and unpaid interest, if any, in respect of such Redemption Amount up to and including the date of redemption (such sum, the “Redemption Price”).

(d)           If Holder has submitted a Redemption Notice in accordance with Section 10(b), Maker shall deliver the applicable Redemption Price to Holder (i) concurrently with the consummation of the applicable Offering if such Redemption Notice is received at least five Business Days prior to the consummation of such Offering or (ii) within five Business Days after Maker’s receipt of such Redemption Notice otherwise.  In the event of a redemption of less than all of the outstanding and unpaid principal of this Note, Maker shall promptly cause to be issued and delivered to Holder a new Note representing the outstanding principal that has not been redeemed.

(e)           Any payments made pursuant to this Section shall be made in the manner described in Section 2(e).

11.           Set Off.  The amount owed under this Note is subject to reduction as provided in, and in accordance with, the Asset Purchase Agreement to secure claims thereunder.

12.           Change of Control.  In the event of a Change of Control (as defined herein), the entire unpaid principal balance of this Note, together with accrued and unpaid interest shall, at Holder’s option, become immediately due and payable.  “Change of Control” means (i) the sale of all or substantially all of the assets of Maker to any unaffiliated third party, (ii) the sale or exchange of more than 50% of the outstanding voting securities of Maker to an unaffiliated individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) in a single transaction or series of related transactions, or (iii) a merger or consolidation of Maker with or into one or more entities if, immediately thereafter, more than 50% of the outstanding voting securities of the surviving or resulting entity are owned (directly or indirectly) by persons other than the stockholders of Maker as of the effective date of such merger or consolidation.

13.           Stock Splits, Stock Dividends, etc. In case Parent shall: (i) pay a dividend, make a distribution on the Common Stock or fix a record date for determination of holders of capital stock of the Parent entitled to receive such dividend or distribution in shares of Common Stock or any other of its capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of its capital stock into a smaller number of shares of Common Stock, or (iv) issue, by reclassification of its shares of Common Stock, any shares of capital stock (including any reclassification in connection with a consolidation or merger in which Parent is the continuing corporation), the amount of Shares issuable upon the effect of a Voluntary Conversion or a Mandatory Conversion immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive upon effect of such Voluntary Conversion or a Mandatory Conversion that number of Shares (or other capital stock of the Company) which the Holder would have owned or would have been entitled to receive after the happening of such event had the Voluntary Conversion or Mandatory Conversion occurred immediately prior to the record date, in the case of any such dividend or distribution, or the effective date, in the case of any such subdivision, combination or reclassification.

14.           Miscellaneous.

(a)           If any clause or provision of this Note shall for any reason be held to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid or unenforceable clause or provision had never been contained in this Note.  If a law which applies to a loan evidenced by this Note and that sets maximum loan charges is finally interpreted so that the interest or other charges collected or to be collected in connection with any such loan exceed the permitted limit, then (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit, and (ii) any sums already collected from Maker which exceed permitted limits will be refunded to Maker.  Holder may choose to make any such refund by reducing the principal owed under this Note or by making a direct payment to Maker.  Any such reduction or payment shall not cure or waive any default by Maker under this Note.  Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including, without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee, or premium rather than interest.

(b)           Maker may not assign its rights or obligations under this Note to any person or entity without the prior written consent of Holder; provided, however, that, notwithstanding the foregoing, Maker may assign its rights and obligations under this Note without the prior written consent of Holder if such assignment is made (i) to an affiliate of Maker or (ii) in connection with the acquisition of Maker’s business, whether by consolidation, acquisition of stock or assets, merger or otherwise.  Any purported assignment prohibited by this Note shall be void.  The provisions of this Note shall be binding upon and inure to the benefit of Maker and Holder, their respective personal representatives, heirs, successors, and permitted assigns.

(c)           This Note shall not be sold, assigned, transferred, pledged, hypothecated, mortgaged, or otherwise encumbered without the prior written consent of Maker, except for any transfer of this Note pursuant to applicable laws of descent and distribution; provided, that the transferee accepting this Note agrees to be bound by the terms, conditions, and restrictions set forth herein, including, without limitation, those related to subordination, set off, and restrictions on transferability and to notify the holders of the Senior Debt of such transfer.

(d)           No modification, amendment, or waiver of any provision of this Note will be effective unless made in a writing signed by Maker and Holder.

(e)           The invalidity or uneforceability of any particular provisions, or part of any provision, of this Note shall not affect the other provisions or parts hereof, and this Note shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

(f)            All notices, consents, waivers, and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

To Maker:

Infologix Systems Corporation

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

18th and Cherry Streets

One Logan Square

Philadelphia, PA  19103-6996

Attn: Stephen T. Burdumy and

Scott B. Connolly

Telephone:  (215) 988-2700

To Holder:

Healthcare Informatics Associates, Inc.

16306 Agate Point Road

Bainbridge Island, WA 98110

Attn:  Gerry Bartley

Telephone: (206) 842-6797

With a copy (which shall not constitute notice) to:

The James Law Group

121 SW Morrison Street, Suite 900

Portland, Oregon 97204

Attn: Ronald J. Miller

Telephone: (503) 228-5380

A copy of any and all notices and other communications sent by facsimile pursuant to this Section 14(f) shall also be sent by United States mail to the appropriate address in accordance with this Section 14(f).

15.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware and without giving effect to otherwise applicable principles of conflicts of law of that or any other jurisdiction.

16.           CONSENT TO JURISDICTION.  FOR THE PURPOSE OF ENFORCING PAYMENT AND PERFORMANCE OF THIS NOTE, MAKER HEREBY CONSENTS TO THE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF DELAWARE OR OF ANY FEDERAL COURT LOCATED IN SUCH STATE.  MAKER HEREBY WAIVES THE RIGHT TO CONTEST THE JURISDICTION AND VENUE OF THE COURTS LOCATED IN THE STATE OF DELAWARE ON THE GROUND OF INCONVENIENCE OR OTHERWISE AND, FURTHER, WAIVES ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE IN ANY COURT OUTSIDE THE STATE OF DELAWARE.  THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT OR OTHERWISE AFFECT THE RIGHT OF HOLDER TO INSTITUTE AND CONDUCT AN ACTION IN ANY OTHER APPROPRIATE MANNER, JURISDICTION OR COURT.

17.           Maker’s Waivers. Maker and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, and all other notices except those required to be given under the terms of this Note, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; and (ii) consent to any extension of time for the payment of this Note, or any installment thereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if Maker is not a party to such agreement.

18.           Waiver. Any covenant or condition of this Note may be waived at any time, in writing, by the party entitled to the benefit of such covenant or condition. Waiver of any default of any covenant or condition, will not be a waiver of any succeeding default of the covenant or condition or a waiver of the covenant or condition itself or any other covenant or condition.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered on the date first written above.

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
Name:	David T. Gulian
Title:	President and Chief Executive Officer